EXHIBIT 99.1

American National Announces Third Quarter Results

GALVESTON, Texas, Oct. 24, 2018 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq: ANAT) announced net income of $173.4 million or $6.44 per diluted share for the third quarter of 2018. Net income for the third quarter of 2018 increased by $105.7 million as compared to the third quarter of 2017 due to the inclusion of net unrealized gains on equity securities as required by new accounting guidance (1) effective January 1, 2018.  Excluding the impact of these net unrealized gains to provide a more consistent basis to compare these results to the prior period, net income for the third quarter of 2018 was $67.7 million or $2.52 per diluted share compared to net income of $73.3 million or $2.72 per diluted share for the third quarter of 2017.  Net income for the third quarter of 2018 included $1.1 million of realized investment earnings compared to $31.0 million of realized investment earnings included in net income for the same period in 2017.

Net income for the nine months ended September 30, 2018 was $276.4 million.  Excluding the impact of $115.1 million in net unrealized gains on equity securities reported in accordance with the new required accounting guidance (1) previously noted, net income for the first nine months of 2018 was $161.3 million compared to $149.1 million for the same period in 2017.  Net income for the nine months ended September 30, 2018 included $20.7 million of realized investment earnings compared to $57.3 million of realized investment earnings included in net income for the same period in 2017.

Operating income for the third quarter of 2018 increased to $66.6 million or $2.48 per diluted share compared to $42.3 million or $1.57 per diluted share for the same period of 2017.  Operating income increased due to better performance in our annuity and health segments and from additional investment income and reduced tax expense from certain actions including a significant contribution to our pension plan that improved the performance of our corporate and other segment.

For the nine months ended September 30, 2018, operating income was $140.6 million compared to $91.8 million for the same period in 2017.  The increase in operating income for the first nine months of 2018 compared to the same period in 2017 is primarily attributable to improved performance in our corporate and other segment and our health segment.

Operating income excludes net unrealized gains (losses) on equity securities and realized investment earnings.  Realized investment earnings are comprised of realized investment gains (losses), equity in earnings (losses) of unconsolidated affiliates and income (loss) from non-controlling interests.

Book value per diluted share as of September 30, 2018 was $199.55, compared to book value per share of $194.61 on December 31, 2017.

(1) Reflects the January 1, 2018 adoption of ASU 2016-01, Financial Instruments: Recognition and Measurement of Financial Assets and Financial Liabilities

Additional Highlights Summary:

  Premiums and other policy revenues for the first nine months of 2018 increased 10% or $170.1 million to $1.9 billion compared to the same period in 2017
  American National’s stockholders’ equity increased to $5.4 billion or 2.4% since December 31, 2017
  Total life insurance in force increased by $5.5 billion to $108.6 billion since December 31, 2017

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited in millions)*

	Quarters Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Revenues	$1,052.2	$872.8	$2,807.7	$2,486.6
After-tax earnings:
Operating income **	$66.6	$42.3	$140.6	$91.8
Net realized investment earnings and unrealized gains (losses) **	106.8	31.0	135.8	57.3
Net income	$173.4	$73.3	$276.4	$149.1

Per diluted share earnings:
Operating income **	$2.48	$1.57	$5.22	$3.41
Net realized investment earnings and unrealized gains (losses) **	3.96	1.15	5.04	2.12
Net income	$6.44	$2.72	$10.26	$5.53

Weighted average number of diluted shares
upon which computations are based	26,893,013	26,958,664	26,923,540	26,959,227

		As of
		September 30, 2018	December 31, 2017

Book value per diluted share		$199.55	$194.61

*      Results are preliminary and unaudited. American National expects to timely file its Form 10-Q in November.
**    Operating income excludes net unrealized gains (losses) on equity securities and realized investment earnings (losses).  Realized investment earnings are comprised of realized investment gains (losses), equity in earnings (losses) of unconsolidated affiliates and income (loss) from non-controlling interests.

American National is a family of companies that has, on a consolidated GAAP basis, $27.3 billion in assets, $21.9 billion in liabilities and $5.4 billion in stockholders’ equity. American National, founded in 1905 and headquartered in Galveston, Texas, and its subsidiaries offer a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance. The American National companies operate in all 50 states. Major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

American National Insurance Company, the parent company, has been assigned an ‘A’ rating by A.M. Best Company and an ‘A’ rating by Standard & Poor’s, both of which are nationally recognized rating agencies, and is licensed to conduct the business of insurance in all states except New York.

For more information, including company news and investor relations information, visit the company’s web site at www.AmericanNational.com.

Contact: Timothy A. Walsh (409) 766-6553